Exhibit 10.2

Report Art. 583 Belgian Company Code

2013 WARRANTS

RULES AND REGULATIONS

1.	Definitions

The terms below shall have the following meanings:

Offer	The offer of the Warrants of which the Selected Participant has been notified in accordance with Article 4.2.2 of this report;

General Meeting	The General Meeting of the Company

Employment agreement	The agreement within the meaning of the Act on Employment Agreements of July 3, 1978 (or an agreement under a legal system other than the Belgian system that is substantively equivalent) on the basis of which a person in a dependent relationship provides services to the Company or an Affiliated Company;

Beneficiary	The person who in accordance with Article 4.3.6.2 has been designated by the Warrantholder to exercise the Warrantholder’s rights associated with the Warrants after his death;

Director’s term of office	A term of office as a director of the Company or of an Affiliated Company

Consultancy agreement	The agreement, other than an employment agreement or director’s term of office, on the basis of which services are provided to the Company or an Affiliated Company;

Date of the Offer	The date on which the Person Authorized by the Management Board offers the Warrants to the Selected Participants in accordance with the second paragraph of Article 4.2.2;

Securities	Stocks, bonds and other securities that may or may not represent capital and may or may not confer a voting right, as well as securities that give the right to registration for or acquisition of securities or to conversion into securities;

End of the employment agreement, consultancy agreement or director’s term of office	The actual date on which the end, for whatever reason, of the employment agreement or consultancy agreement between the respective Selected Participant and the Company or Affiliated Company, or the end of the director’s term of office of the Selected Participant at the Company or Affiliated Company,

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becomes effective, with the exception of a termination coupled with a simultaneous hiring within the framework of a (perhaps new) employment agreement or consultancy agreement with the Company or an Affiliated Company or by a (possibly new) appointment as a director of the Company or Affiliated Company;

Selected Participant

The person to whom Warrants will be offered by the Person Authorized by the Management Board.

The Selected Participants under the SOP are the persons who at the time of the offer are connected to the Company by means of an employment agreement, consultancy agreement or director’s term of office and to whom Warrants will be offered by the Person Authorized by the Management Board.

Person Authorized by the Management Board	The person to whom the Management Board of the Company grants an authorization to take all actions necessary and useful with respect to the offer of the warrants and to implement the issuing of warrants. The Person Authorized by the Management Board shall be a director who is not himself a Selected Participant.

Registration Form	The form that the Selected Participant must fill out and sign to accept or decline warrants offered to him/her, and that (in case of acceptance) includes an authorization to undertake a registration before a notary for the Warrants offered to him/her;

Transfer	The sale, offer, forward sale or pledge of securities or the granting of usufruct or any other right to them or the granting of call or put options to securities or the disposal of them in any other way, or the entry into any swap or other agreement that wholly or partially transfers the economic advantages of or ownership of securities, regardless of whether such transfer is made for payment or not, by means of a general legal succession or in another way and regardless of whether such operation is settled by means of delivery of securities, in cash or in any other way;

Management Board	The Board of Directors of the Company:

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Exercise period	The period or periods within which the Warrantholders can exercise the Warrants granted to them in order to obtain common shares of the Company in accordance with Article 4.3.5;

Strike price	The price for obtaining one common share upon exercise of one Warrant, as provided herein;

Company	Materialise NV, with registered office at Technologielaan 15, 3001 Leuven, and with Company No. BTW BE 0441.131.254 (Leuven Register of Legal Entities);

Affiliated Company	A company affiliated with the Company as defined in Article 11 of the Belgian Company Code;

Warrant	As defined above;

Warrantholder	The person who is registered in the Warrant Register of the Company as the holder of one or more Warrants.

2.	Issue price and strike price of the Warrants

The Warrants will be offered at no charge.

Each Warrant confers on its holder the right to register for one common share under the conditions described below.

In light of the Law of March 26, 1999, and in light of Article 598 of the Belgian Company Code for persons whose identity is disclosed in accordance therewith, the strike price of the Warrant shall be equal to the actual value of the common shares of the Company as established in the valuation report of the Management Board of the same date; this shall be based on the corresponding advice of the statutory auditor (see the report of the statutory auditor on the value of the shares dated August 22, 2013 in accordance with Article 43, Section 4, second paragraph of the Law of March 26, 1999), with the understanding that the strike price cannot be lower than the book value of the shares as shown in the most recent annual accounts that have been completed and ratified by the authorized management body prior to the date of the offer.

The strike price of the Warrants will be EUR 8.54 per Warrant.

3.	Consequences for the existing shareholders, holders of non-equity founders’ shares, warrantholders and convertible bond holders

If the maximum number of Warrants to be issued (120,000) are registered and if they are also exercised, the resulting dilution (in terms of relative share possession and thus prorated participation

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in the control over and profit-sharing in the Company) of the existing shareholders (currently 9,445,214 shares), of the existing holders of non-equity founders’ shares (currently 300,000 shares), of the warrantholders (currently warrants providing a right to a total of 68,292 shares) and of the convertible bond holders (currently convertible bonds providing a right to a total of 127,226) will be approximately 1.21%.

Moreover, the issuing of the Warrants may cause a shift of equity from the shareholders to the Warrantholders in response to the exercise of the Warrants, if the value of the Company’s common shares is higher than the strike price at the time of issuing of common shares in response to the exercise of Warrants. This is an inherent characteristic of the Warrants to be issued, and the Management Board believes that the potential shift of equity is acceptable in light of the advantages for the Company that are associated with the issuing of the Warrants, and is even desired based on the aim of the issue of Warrants as set forth in Article 1 of this report.

4.	Issue and exercise conditions of the Warrants

4.1. Number of common shares

Each Warrant gives the Warrantholder the right to register for one (1) common share.

4.2. Offer of, registration for and definitive acquisition (“vesting”) of the Warrants

4.2.1. Eligible persons

The Warrants will be offered to the Selected Participants.

The Company will apply the appropriate tax and quasi-tax (social contributions etc.) treatment resulting from the no-cost registration for the Warrants by the Selected Participants who accept the Offer, to which the Law of March 26, 1999 is applicable.

4.2.2. Offer of Warrants to the Selected Participants

The Offer of the Warrants to the Selected Participants took place on October 15, 2013.

The Selected Participants were previously notified of this Offer by the Person Authorized by the Management Board. For the sake of completeness, a form will also be made available to the Selected Participants that states the number of Warrants that have been offered to the respective Selected Participants as well as the issue and exercise conditions of these Warrants. A registration form will be attached to the notification.

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4.2.3. Registration period

Every Selected Participant shall have an acceptance period of sixty (60) calendar days after the Date of the Offer for each beneficiary to give notice to the Company using the Registration Form whether he/she accepts or declines the Warrants offered to him/her. The acceptance period will be defined in written form by the Person Authorized by the Management Board for each beneficiary in the notification of the offer that is made to the beneficiary by the Person Authorized by the Management Board in accordance with Article 4.2.2.

The acceptance can relate to all or a portion of the offered Warrants. For the sake of full clarity, it is specified that no fractional Warrants will be issued.

In case of acceptance, it is mandatory that the registration form be returned. Any Selected Participant who has not given the Company notice of his acceptance by means of the Registration Form prior to the expiration of the period of sixty (60) calendar days after the Date of the Offer shall be irrevocably deemed to have declined the Offer. The offer shall expire upon expiration of this period of sixty (60) calendar days and no acceptance of Warrants will be possible after that.

The Registration form includes a (required) authorization to have the registration for the Warrants by the respective Selected Participant confirmed before a notary.

4.2.4. Grant of the Warrants

After expiration of the aforementioned period of sixty (60) days, the Person Authorized by the Management Board shall proceed within a reasonable period to confirm implementation of the issue of the Warrants, in the amount of the number of Warrants for which registration is made by the Selected Participants.

4.2.5. Definitive acquisition of the Warrants (“vesting”)

Without prejudice to the other exercise conditions of the Warrants (including Article 4.3.6 and 4.3.7), the Warrants that are granted to a Selected Participant are only definitively acquired (and consequently exercisable during the Exercise Period) for a period of four years; the first tranche of 25% of the Warrants will be definitively acquired on October 1 of the fourth calendar year after their grant, the second tranche of 25% of the Warrants will be definitively acquired on October 1 of the fifth calendar year, the third tranche of 25% of the Warrants will be definitively acquired on October 1 of the sixth calendar year, and the last tranche of 25% of the Warrants will be definitively acquired on October 1 of the seventh calendar year, in each case on the condition that this person is still an employee or consultant of the Company or an Affiliated Company at the relevant date of the definitive acquisition.

Definitive acquisition always refers to whole Warrants. In the event that 25% of the total number of Warrants that have been granted to the respective Selected Participant is not a whole number, then this number shall be rounded down and then one additional Warrant shall be definitively acquired for

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the year in which the sum of the orphaned fractions until that time adds up to one (in other words, this additional Warrant forms the sum of the fraction(s) of one Warrant that was or were orphaned in the definitive acquisition for the prior tranche(s)).

Upon termination of the employment agreement, consultancy agreement or director’s term of office of the respective Selected Participant, no additional Warrants will be definitively acquired anymore as from the date of notification of the termination of the employment agreement, consultancy agreement or director’s term of office (unless otherwise provided by the Management Board).

4.3. Other conditions of the Warrants

4.3.1. Issue price

Registration for the Warrants can be undertaken at no charge.

4.3.2. Registered type

The Warrants shall be of the registered type and shall be entered in the register of warrantholders that will be kept at the registered office of the Company.

4.3.3. Strike price

The strike price (as provided above in Article 3 of this report) will be recorded as capital in an amount equal to the par value that the common shares have at the time of the issue of common shares as a result of the exercise of the respective Warrant. The amount in excess of the par value will be recorded as an issue premium that, as if capital, will comprise a third-party guarantee, and that will be recorded in a non-disposable reserve account that can be diminished or written off only by a resolution of the Company’s general shareholders’ meeting deliberating in accordance with the rules applicable for amendments of the bylaws.

4.3.4. Term of the Warrant

The term of the Warrants under the SOP shall expire ten years after the resolution to issue them.

4.3.5. Exercise periods

Without prejudice to Articles 4.2.5, 4.3.6 and 4.3.7, the definitively acquired Warrants can only be exercised, in conformity with Article 4.3.11, as from the Definitive Acquisition in accordance with Article 5.2.5 and only during the month of October of each year (the “Exercise period(s)”). The Management Board shall be authorized to provide for additional exercise periods.

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The Warrantholder shall be at liberty not to exercise all or any of the definitively acquired Warrants in the course of any exercise period and to postpone the exercise of the unexercised Warrants to a later exercise period, subject nonetheless to the exceptions and restrictions contained in Articles 4.3.6 and 4.3.7.

The outstanding exercisable Warrants that have not been exercised at the time of completion of the final exercise period shall automatically expire and become worthless.

The Management Board can decide to provide one or more additional exercise period(s) between the start of the fourth calendar year following the calendar year in which the Date of the Offer occurred and the end of the final exercise period as described above.

4.3.6. Exercisability of the Warrants: exceptions and restrictions

4.3.6.1. End of the employment agreement, consultancy agreement or director’s term of office

(i) End of the employment agreement, consultancy agreement or director’s term of office due to just cause

Upon termination of: (i) the employment agreement for just cause (within the meaning of Article 35 of the Law of July 3, 1978); or (ii) the consultancy agreement due to breach of contract; or (iii) the director’s term of office on serious grounds, in relation to the Selected Participant who is also a Warrantholder, which occurs prior to the exercise of the Warrants, the unexercised Warrants of the respective Selected Participant shall automatically expire at that time (regardless of whether the Warrants were definitively acquired in accordance with Article 5.2.5) and shall become worthless.

(ii) End of the employment agreement, the consultancy agreement or the director’s term of office due to reasons other than those cited in Articles 4.3.6.1.(i), 4.3.6.2 and 4.3.6.3

Upon termination of the employment agreement, the consultancy agreement or the director’s term of office of a Selected Participant who is also a Warrantholder, for reasons other than those cited in Articles 4.3.6.1.(i), 4.3.6.2 and 4.3.6.3, the Warrants definitively acquired at that time (according to Article 4.2.5) can be exercised during the next-following exercise period.

The Warrants of the respective Selected Participant that are not exercised during this exercise period, in deviation from Article 4.3.5, second paragraph, cannot be transferred to a later exercise period and shall expire immediately and automatically upon expiration of this exercise period and become worthless (regardless of whether they were definitively acquired in accordance with Article 4.2.5).

In the event of exercise of the Warrants in the cases described in this Article 5.3.6.1.(ii), the applicability of the call option as provided in Article 4.3.10 must also be taken into account.

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4.3.6.2. Death

If a Warrantholder dies while a Warrant has still not been exercised and is or can become exercisable according to the issue and exercise conditions, all definitively acquired and not yet exercised Warrants of the Warrantholder shall be transferred to the Beneficiary of the Warrantholder and these definitively acquired Warrants shall be exercised by the Beneficiary at the time and according to the procedures provided in the issue and exercise conditions. The Warrants of the respective Warrantholder that at the time of his death are not yet definitively acquired in accordance with Article 4.2.5 shall automatically expire and become worthless.

A Warrantholder can designate only his/her spouse and/or one or more other legal heirs as Beneficiary.

The designation as well as the revocation and redesignation of a Beneficiary must be made in written form.

In the absence of any valid designation in accordance with the two preceding paragraphs, the persons who are the statutory heirs of the Warrantholder according to the applicable inheritance law shall be deemed to be the Beneficiary. If there are several heirs, all heirs acting in concert or, as the case may be, one person designated by the heirs acting in concert shall be deemed to be the beneficiary.

In the event of exercise by the Beneficiary, however, the applicability of the call option provided under 4.3.10 must be taken into account, which shall be transferred to the Beneficiary upon transfer of the Warrants to the Beneficiary.

4.3.6.3. Retirement

Upon termination of the employment agreement, consultancy agreement or director’s term of office of the Selected Participant who is also a Warrantholder, as a result of his statutory retirement or attainment of the authorized retirement age, the Selected Participant shall retain his definitively acquired Warrants and he can exercise them without impairment at the time and according to the procedures provided in the issue and exercise conditions. The Warrants of the respective Warrantholder that at the time of his retirement are not yet definitively acquired in accordance with Article 4.2.5 shall automatically expire and become worthless.

4.3.7. Accelerated exercise of the Warrants

4.3.7.1. Cases of accelerated exercise of the Warrants

In the cases cited below, the Warrantholder shall have the right to an accelerated exercise of his Warrants, regardless of whether they are already definitively acquired in accordance with Article 4.2.5, according to the formal procedures cited below and in observance of and with assumption of the potential tax consequences associated with the accelerated exercise:

(i)	winding-up of the Company;

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(ii)	sale of all or nearly all of the assets of the Company;

(iii)	if the drag-along right as provided in the bylaws of the Company is exercised.

The tax consequences of an accelerated exercise are exclusively at the expense of the respective Warrantholder.

The Company shall notify the Warrantholders in written form if one of the above-cited events arises.

If the Warrantholder does not wish to perform an accelerated exercise of his Warrants whenever event (i) or (ii) arises as cited above, these Warrants shall expire by law and become worthless, subject to a contrary resolution by the Management Board.

4.3.8. Nontransferability of the Warrants

The Warrants are not transferable, except in case of death of a Warrantholder, in which case Warrants held by the Warrantholder at the time of death shall be transferred to the Beneficiary according to the procedures of Article 4.3.6.2. The Management Board may also grant exceptions to this nontransferability.

The potential tax consequences of a transfer on the basis of an obligation under the bylaws shall be at the expense of the Warrantholder.

4.3.9. Common shares to which a Warrant gives a right

4.3.9.1. Each Warrant gives the right to register for one common share of the Company. This share will be a Class B share, unless otherwise decided by the Management Board.

The transferability of the common shares, for which registration is undertaken as a result of exercise of a Warrant, is subject at any time to the provisions of the Company’s bylaws, as effective at that time (as amended, as the case may be).

The common shares that are issued upon the exercise of the Warrants shall confer the right to dividends as of the start of the accounting year in which the Warrants are exercised or, if the Warrants are exercised at a time when the annual meeting has not yet made a resolution on the allocation of the net income of the preceding accounting year, from the start of the accounting year preceding the accounting year in which the Warrants are exercised.

4.3.9.2. The Company will only be required to issue common shares in favor of the Warrantholder in response to the exercise of Warrants on condition that the rules cited in Article 4.3.11 are fulfilled. No fractions of common shares will be issued upon exercise of a Warrant.

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In case of exercise of Warrants, the common shares will be issued as soon as reasonably possible after the end of the respective exercise period, taking into account the required administrative and corporate law formalities, in accordance with Article 591 of the Belgian Company Code.

After the issue of common shares in response to the exercise of Warrants, the Management Board will ensure that these new common shares are registered in the share register of the Company under the name of the registrant. The Company shall do what is required, as soon as reasonably possible, to have these new common shares admitted for stock market trading.

4.3.10. Call option to the common shares to which a Warrant gives a right

Upon (and as a condition of) acceptance of the Warrants, the Selected Participant shall also grant a call option in favor of the Company to all common shares that he has acquired in response to the exercise of the Warrants.

This call option shall become exercisable for six months after the end of the employment agreement, consultancy agreement or director’s term of office or, if later, within six months after the exercise of the Warrants that takes place after the end of the employment agreement, consultancy agreement or director’s term of office of the respective Selected Participants), and can be exercised for all or some of the common shares acquired by the Selected Participant (or the Beneficiary) in response to the exercise of the Warrants. The price per share for which the call option can be exercised shall be determined as follows:

4.3.10.1. ‘Good Leaver’

If the call option is exercised with reference to the cases described in Art. 5.3.6.1. (ii), Art. 5.3.6.2. or Art. 5.3.6.3., the respective Selected Participant (or the respective Beneficiary) will transfer to the Company all common shares that he acquired in response to the exercise of the Warrants, at the following price: whatever is higher between (i) the net asset value (items 10 to 15 of the general chart of accounts) on the basis of the most recently ratified annual accounts, or (ii) 5 times the average audited EBITDA of the past two accounting years, reduced thereafter by the net financial debt.

If the Company is listed on the stock market at the time of exercise of the call option, the price will be equal to the price according to the market price at such time.

4.3.10.2. ‘Bad Leaver’

If the call option is exercised with reference to the cases described in Art. 5.3.6.1. (i), the respective Selected Participant will transfer to the Company all common shares that he acquired in response to the exercise of the Warrants, at the following price: whatever is lower between (i) the strike price, or (ii) the net asset value (items 10 to 15 of the general chart of accounts) on the basis of the most recently ratified annual accounts.

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If the Company is listed on the stock market at the time of exercise of the call option, the price will be equal to the price according to the market price at such time.

This call option shall be without prejudice to the transferability of the common shares in the event that their transfer becomes mandatory under the bylaws.

4.3.11. Exercise procedure

An exercisable Warrant is only validly exercised if, by no later than the last day of the respective exercise period:

(i)	the Management Board receives a registered letter (with proof of receipt) addressed to the registered office of the Company and directed to the Management Board, stating that Warrants are being exercised. This letter must explicitly state the number of Warrants to be exercised; and

(ii)	the Management Board receives the full payment for the common shares for which registration is undertaken as a result of the exercise of the Warrants, by bank transfer to an account of the Company, the account number of which shall be communicated by the Company; and

(iii)	the Management Board receives proper evidence of the right of this person or these persons to exercise the Warrant, if the warrants are exercised by a person or persons other than the Selected Participant; and

(iv)	the Management Board receives declarations and documents that the Management Board deems necessary or advisable in order to comply with applicable statutory or regulatory provisions, which the Management Board requests to have submitted.

The Management Board shall have the authority to change the above procedure and/or allow deviations from it at its discretion.

Regardless of the time within the exercise period at which the aforementioned actions are taken, the Warrants shall be deemed to be exercised on the last day of this exercise period.

4.3.12. Costs and taxes

Stamp fees, stock transaction taxes and other similar fees and taxes levied upon exercise of Warrants and/or the acquisition of common shares shall be at the expense of the Warrantholders.

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4.4. Change to the capital structure of the Company - reservation of rights

Contrary to Article 501 of the Belgian Company Code, and without prejudice to the statutory exceptions, the Company may make all decisions that it deems necessary in relation to its capital, its bylaws or its management, including but not limited to a capital decrease with or without distribution to the shareholders, a capital increase through incorporation of reserves in which new shares may or may not be created, a capital increase through in-kind contributions, a capital increase through cash contributions in which the preemptive rights of existing shareholders may or may not be limited or eliminated, an issuance of profit-sharing certificates, convertible bonds, preferred shares, bonds cum warrants, ordinary bonds or naked warrants, an amendment to the bylaws in relation to the distribution of profits or the distribution of net assets after liquidation or other rights associated with the common shares, a share split, a distribution of share dividends, a dissolution of the Company, a merger, a split or a contribution or transfer of a universality of goods or of a branch of activity whether or not connected with the exchange of shares. The Company may make such decisions even if they (might) lead to a diminishment of the benefits granted to the Warrantholders by the issue conditions of the Warrants and the law, except if such a diminishment were clearly the sole goal of these decisions.

In case of a merger or split, the Management Board shall make all reasonable efforts to ensure that the Warrants still outstanding at the time of this operation are replaced by warrants in the merger company or the split companies in accordance with the conversion ratio that is applied to the common shares of the Company that exist at that time.

4.5. Exercise of the Warrants in accordance with the law

If the Warrantholder exercises Warrants on the basis of Article 501 of the Belgian Company Code, then the common shares acquired in this way shall not be transferable, until the Warrants would be exercisable otherwise (i.e. without that kind of exercise) in accordance with the issue and exercise conditions. The potential tax consequences of that kind of exercise shall be at the expense of the Warrantholder.

Article 501 of the Belgian Company Code establishes the following: “in case of an increase of the corporate capital through contributions in cash, the warrantholders may exercise their warrant, notwithstanding any conflicting provision in the bylaws or in the issue conditions, and may participate as shareholders in the new issue, as the case may be, to the extent that existing shareholders possess that right”.

4.6. Miscellaneous provisions

4.6.1. Applicable law

The Warrants and the issue and exercise conditions of the Warrants shall be governed by the laws of Belgium.

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4.6.2. Competent courts

Disputes regarding the Warrants or their issue and exercise conditions shall be under the exclusive jurisdiction of the Courts and Tribunals of the registered office of the Company.

4.6.3. Notifications

All notifications to the Warrantholder shall occur by registered letter to the address given in the register of warrantholders or by written notification with proof of receipt.

All notifications to the Company, the Management Board or the Person Authorized by them shall be validly made by means of registered letter to the address of the registered office of the Company or by written notification with proof of receipt.

All notifications shall be deemed received by three days after the postmark of the registered letter. Changes of address must be communicated in accordance with this provision.

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